December 11, 2013

RE: Board of Directors Chair and Vice Chair Elections

To All FHLBI Members:

I am pleased to announce that our Board of Directors has elected James D. MacPhee to serve as its Chair and Michael J. Hannigan to serve as Vice Chair for two-year terms beginning January 1, 2014.

Jim, a member of the Board since 2008, is the CEO and director of Kalamazoo County State Bank, headquartered in Schoolcraft, Michigan. He is also a director of the Independent Community Bankers of America and a past chairman of this national trade group. Locally, he is a director and past president of the Community Bankers of Michigan.

Mike is President of the Hannigan Company, LLC, a real estate development firm in Carmel, Indiana. He has held leadership roles with trade groups and community service organizations, including Indiana Builders Association, National Association of Home Builders, and Junior Achievement. He returned to our Board in 2007 after serving as a director from 2001 to 2004.

Jim succeeds Paul C. Clabuesch, who has served as Chair since 2005 and has been a director since 2003. We express our utmost appreciation to Paul for his dedicated leadership and service to the FHLBI during his term as a director and Board Chair.

FHLBI staff and I look forward to working with Jim, Mike and the entire Board in the coming year.

Sincerely,

Cindy L. Konich
President-CEO